Exhibit 99.1

Media Contact: Steve Littlejohn
314-702-7556
slittlejohn@express-scripts.com
Investor Contact: David Myers
(314) 702-7173
david.myers@express-scripts.com

Maura Breen Elected to Express Scripts’ Board of Directors

        ST. LOUIS, August 25, 2004 — Express Scripts (Nasdaq:ESRX) announced that its Board of Directors has elected Maura C. Breen to fill a position on the Board.

        Ms.  Breen is senior vice president – Support Services at Verizon, where she is responsible for the Network Services Group operation’s staff functions, with additional accountability for corporate sourcing, logistics, and Broadband Operations.

        “As a very successful leader in the telecommunications industry, Maura Breen’s insights will be a valuable contribution to the deliberations of our Board of Directors. We are very pleased to welcome her to Express Scripts,” said Barrett Toan, Express Scripts’ chairman and chief executive officer.

        Prior to her current position, Ms. Breen was senior vice president and chief marketing officer of Verizon’s Retail Markets Group, where she was instrumental in developing and delivering industry leading communications packages. She was also group president of Verizon Long Distance, which she helped launch. Under her leadership it acquired 39% line share in three years. Ms. Breen began her career with New England Telephone Company, moving to NYNEX in 1990.

        She is currently a David Rockefeller Fellow alumnus and was selected to be among the Academy of Women Achievers in New York. Telephony magazine named her as one of the Top Twenty people to watch in 2000. She also holds awards from the St. Patrick’s Home for the Aging in New York and Irish America Magazine. Ms. Breen is also a member of the Committee of 200 and the New York Women’s Forum. A graduate of Skidmore College, she also attended executive development programs at Rutgers University and Harvard University.

        Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in thirteen states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, government-sponsored benefit plans, employers, and union-sponsored benefit plans.

        Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, and medical information management services. The Company also provides distribution services for specialty pharmaceuticals. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.